Exhibit 99.1

news release

TENNECO PRICES $225 MILLION OF 5 3/8% SENIOR NOTES DUE 2024

Lake Forest, Illinois, December 2, 2014—Tenneco Inc. (NYSE: TEN) today announced that it has priced an offering of $225 million of 5 3/8% senior notes due 2024. Tenneco intends to use the proceeds of this offering net of related fees and expenses, together with cash on hand or available liquidity, to purchase any and all of its outstanding $225 million 7 3/4% senior notes due 2018 tendered in the tender offer launched November 20, 2014 and to redeem any of such notes that are not tendered. These transactions are expected to reduce Tenneco’s annual interest expense by approximately $5 million. Tenneco expects to record a charge in the fourth quarter of approximately $13 million in respect of the solicitation of consents and purchase of its 7 3/4% senior notes. The offering is not conditioned upon the consummation of the tender offer.

The notes will be general senior obligations of Tenneco and will be guaranteed by each of Tenneco’s material domestic wholly-owned subsidiaries that also guarantee Tenneco’s senior credit facility. These guarantees will be general senior obligations of the guarantors. The notes and guarantees will not be secured by any assets of Tenneco or the guarantors. The sale of the notes is expected to close on or about December 5, 2014, subject to customary closing conditions.

Tenneco has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Tenneco has filed with the Securities and Exchange Commission for more complete information about Tenneco and the offering. A copy of the prospectus supplement and the prospectus relating to the offering may be obtained, when available, by contacting Wells Fargo Securities, LLC toll-free at 1-800-326-5897; Citigroup Global Markets Inc. toll-free at 1-800-831-9146; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any security nor shall there be any sale of these notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This communication shall not constitute an offer to purchase, nor a solicitation of an offer to sell, the 7 3/4% senior notes due 2018 or any other securities.

Company Information and Forward Looking Statements

Tenneco is an $8 billion global manufacturing company with headquarters in Lake Forest, Illinois and approximately 26,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of clean air and ride performance products and systems for automotive and commercial vehicle original equipment markets and the aftermarket. Tenneco’s principal brand names are Monroe®, Walker®, XNOx™ and Clevite®Elastomer.

The disclosures herein include statements that are “forward looking” within the meaning of federal securities law concerning Tenneco’s proposed offering and tender offer. Tenneco’s ability to complete such transactions will depend on prevailing market conditions and other factors. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

news release

Contacts:
Linae Golla	Bill Dawson
Investor inquiries	Media inquiries
847 482-5162	847 482-5807